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                                                                  Exhibit 99.1


TULSA, Okla.--(BUSINESS WIRE)--Oct. 19, 1999--Heritage Propane Partners, L.P. (NYSE:HPG-news) today reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $41.0 million for the fiscal year ended August 31, 1999. This represents an 8.5% increase over 1998's $37.8 million EBITDA.

Retail gallons sold increased 9.0% to 159.9 million gallons, an increase of
13.2 million gallons over the 146.7 million gallons reported in fiscal 1998, primarily as a result of acquisitions and internal growth partially offset by reduced volume due to one of the warmest winters this century. Total gross profit for fiscal 1999 increased $7.7 million or 8.6% to $96.8 million. Operating expenses increased $4.2 million, or 8.9%, to $51.2 million primarily due to acquisition related expenses. Net income for the year increased 10.2% to $9.7 million as compared to $8.8 million for fiscal 1998. Net income per limited partner unit was $1.11 for fiscal 1999, an increase of $.07 per unit from fiscal 1998's reported $1.04 per limited partner unit.

In making this announcement, James E. Bertelsmeyer, Chairman and Chief Executive Officer of Heritage Holdings, Inc., the General Partner of Heritage Propane Partners, L.P., said, "We are extremely pleased with the results of fiscal 1999 which was the tenth consecutive year in the history of our public partnership and its predecessor to exceed the previous year's retail volume and EBITDA. Despite the significantly warmer than normal weather that the Company experienced this past year, we were still able to produce favorable results due to our successful acquisition-related growth and operating efficiency. Our operating personnel once again did a superb job of managing operating margins and expenses to offset the volume shortfalls due to the lack of cold weather."

One of the largest retail marketers of propane in the United States, Heritage Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange under the symbol HPG. The Partnership serves more than 260,000 active residential, commercial, industrial and agricultural customers from 154 customer service centers in 26 states.